Exhibit 99.1

Aerojet Rocketdyne to Redeem 2.25% Convertible Senior Notes Due 2023

EL SEGUNDO, Calif., July 15, 2022 – Aerojet Rocketdyne Holdings, Inc. (NYSE: AJRD) announced today that it has issued a notice of redemption to redeem all of its outstanding 2.25% Convertible Senior Notes due 2023 (CUSIP Number 007800 AB1) (the “Notes”) on the redemption date of September 19, 2022. As of July 15, 2022, approximately $145.9 million principal amount of the Notes was outstanding. On July 14, 2022, the closing price of the common stock, as reported on the New York Stock Exchange, was $39.11.

The Notes will be redeemed at a stated redemption price equal to 100% of the aggregate principal amount of such Notes, plus accrued and unpaid interest to (but excluding) the redemption date.

The conversion rate of the Notes as of July 15, 2022 is 38.4615 shares of the common stock per $1,000 principal amount of the Notes, which is equivalent to a conversion price of $26.00 per share of common stock of the Company. Holders may surrender their Notes for conversion at any time prior to the close of business (which is 5:00 p.m., New York City time), on September 16, 2022, the scheduled trading day immediately preceding the redemption date. Holders of Notes that wish to convert their Notes must satisfy the requirements set forth in the Notes and the indenture for the Notes.

The Company is electing to settle conversions of Notes using Cash Settlement as defined in the indenture for the Notes.

Upon conversion, a Holder will not receive any separate cash payment for accrued and unpaid interest and the Company’s settlement of the conversion obligation shall be deemed to satisfy its obligation to pay the principal amount of the Note and accrued and unpaid interest to, but not including the relevant conversion date. On the redemption date, the redemption price will become due and payable upon each Note to be redeemed and interest thereon, if any, shall cease to accrue on and after the redemption date.

A copy of the notice of redemption may be obtained from The Bank of New York Mellon Trust Company, N.A., as trustee, paying agent and conversion agent, by calling (315) 414-3349.